Exhibit 10.3

APPENDIX A

June 3, 2009

David M. Malcolm

At the address last on the records of Cowen

Dear Greg:

This letter (the “Agreement”) is an appendix to your employment letter agreement (the “Executive Letter Agreement”), dated as of June 3, 2009, with Cowen Group, Inc. (“Cowen”) and LexingtonPark Parent Corp. (the “Company”). Defined terms otherwise used in this Agreement shall have the meaning ascribed to them in the Executive Letter Agreement. This Agreement shall constitute your agreement relating to your post-retirement employment with the Company and the BD Subsidiary, effective as of June 3, 2009, as a Senior Advisor. As set forth more fully below, except as otherwise provided in this Agreement, this Agreement shall supersede any and all prior employment agreements and letters relating to your employment with the Company, including the Executive Letter Agreement.

1.             Position.

(a)           Commencing upon the date on which your service as a Senior Advisor first commences due to your cessation of full-time employment as contemplated by and in accordance with Section 5(b) of the Executive Letter Agreement (the “Effective Date”), and continuing for thirty-six (36) months from the Effective Date, except as otherwise specified herein (the “Term”), the Company shall employ you as a Senior Advisor.

(b)           During your employment as a Senior Advisor you may not be employed by, or otherwise affiliated in any way with, any “Competitor” of the Company, as defined below. You may be affiliated with a business that is not a Competitor; provided, however, that such affiliation does not interfere with your ability to perform your duties and responsibilities set forth in this Agreement.

(c)           During your employment you shall be subject to, and must comply with, all Company policies and procedures applicable to the BD Subsidiary’s Managing Directors, as now existing or as may be modified or supplemented by the Company in its sole discretion.

2.             Duties and Responsibilities.  Your duties and responsibilities as a Senior Advisor shall be defined by mutual agreement between you and the Board of Directors of the Company; provided, however, that your time commitment to the Company and the BD Subsidiary as a Senior Advisor shall not exceed twenty percent (20%) of the average level of bona fide services performed by you on behalf of the Company and the BD Subsidiary during the thirty-six (36) month period immediately preceding the commencement of your service as a Senior Advisor.

3.             Use of Facilities.  During your employment as a Senior Advisor to the Company and the BD Subsidiary, the Company shall provide you with reasonable use of, and access to, office space on the Company’s premises if such space is then available. You shall also have reasonable use of the Company’s other services and facilities as necessary to carry out your duties as a Senior Advisor, the costs of which will be borne the Company.

4.             Compensation.

(a)           Base Salary.  You will be entitled to receive a base salary at the rate of Seven Hundred Fifty Thousand Dollars ($750,000) per annum, less applicable tax and payroll deductions (the “Base Salary”), payable in accordance with the Company’s prevailing payroll practices. Any obligation to pay your Base Salary will commence upon the Effective Date of this Agreement and shall cease upon the termination of your employment as a Senior Advisor. You will not be entitled to any other compensation, including any bonus.

(b)           Change in Control.  Provided there is a Change in Control of the Company during the Term of this Agreement (as defined in paragraph 1(a) above) and, provided further, that as of the date of such a Change in Control, you are employed as a Senior Advisor, and have not given notice of your voluntary termination or resignation, you shall be entitled to receive in one lump sum, the unpaid balance of your Base Salary for the remainder of the Term, less applicable tax and payroll deductions (the “Retirement Change in Control Payment”). The Retirement Change in Control Payment shall be payable by the Company to you within ten (10) calendar days of any Change in Control.

(c)           Equity Vesting.  Provided that you are not employed by, or otherwise affiliated with, any Competitor (as defined below) of the Company during the Term of this Agreement or thereafter, any Company securities, stock, deferred cash or deferred compensation you received from the Company prior to the Effective Date of this Agreement, shall continue to vest in accordance with, and subject to, the terms and conditions set forth in the applicable award agreements granting you such equity or deferred compensation.

5.             Benefits.  During the Term, you, your spouse and your eligible dependents will be eligible to receive health and medical benefits, to the extent such eligibility is permissible under the health and medical benefit plans in place at the Company at that time. All such health and medical benefits shall be provided in accordance with the terms and eligibility requirements of their respective plans, but in no event on terms that are less favorable than those then existing and applied to similarly situated executives of the Company.

6.             Expenses.  All documented and verified, reasonable and necessary expenses which you incur in connection with the performance of your duties hereunder shall be reimbursed in accordance with the Company’s general policies. You must submit proper documentation for each such expense within sixty (60) days after the later of (i) your incurrence of such expense or (ii) your receipt of the invoice for such expense.

7.             Termination of Employment.

(a)           Death or disability.  Your employment as a Senior Advisor shall terminate on your death. If you become disabled, the Company may terminate your employment by giving you thirty (30) days written notice of its intention to terminate this Agreement. In such event, your employment shall be terminated unless you return to full-time performance of your duties within such thirty (30) day period. “Disabled”, as used herein, shall mean “Disability,” as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Disputes on the issues of disability shall be determined by an impartial, reputable physician agreed upon by the parties or their respective doctors. Upon termination under this paragraph 7(a), you or your estate shall be entitled to receive (i) the Equity Benefits and (ii) any benefits or compensation that have been earned, but unpaid, as of the date of termination.

(b)           Cause.  Nothing herein shall prevent the Company from terminating your employment for cause. For purposes of this Agreement, “Cause” shall mean the occurrence of an event set forth in clauses (i) through (iv) below as determined by the Board of Directors of the Company in good faith:

(i)            your conviction of any crime (whether or not related to your duties at the BD Subsidiary), with the exception of minor traffic offenses;

(ii)           fraud, dishonesty, gross negligence or substantial misconduct in the performance of your duties and responsibilities;

(iii)          your material violation of or failure to comply with the Company’s internal policies or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the BD Subsidiary;

(iv)          your failure to perform the material duties of your position.

In the case of clauses (ii) through (iv) above, to the extent your alleged breach is reasonably subject to cure, your employment shall not be terminated for Cause unless and until you have been given written notice and shall have failed to correct any such violation, failure or refusal to follow instructions within ten (10) business days of such notice.

Upon termination under this paragraph 7(b), you shall be entitled to receive only that Base Salary earned but unpaid as of the date of termination.

(c)           Offset.  In the event of termination, the Company may offset, to the fullest extent permitted by law, any amounts due to the Company from you, or advanced or loaned to you by the Company, from any monies owed to you or your estate by reason of your termination, except to the extent such withholding or offset is not permitted under Section 409A without the imposition of additional taxes or penalties on you.

8.             Notice of Resignation or Termination of Employment.  During the Term of this Agreement, you will not voluntarily resign or otherwise terminate your employment as a Senior Advisor without first giving the Company at least ninety (90) days prior written notice of the effective day of your resignation or other termination. Such written notice shall be sent, by certified mail, to the Company, Attn: General Counsel of the Company at the Company’s primary New York address. The Company retains the right to waive the notice requirement in whole or in part. The Company may, but shall not be obligated to, provide you with work at any time after such notice is given pursuant to this paragraph and the Company may, in its discretion, in respect of all or part of an unexpired period of notice: (i) require you to comply with such conditions as it may specify in relation to transitioning your duties and responsibilities, (ii) assign you other duties or (iii) withdraw any powers vested in, or duties assigned to, you. Upon termination under this paragraph 8, you shall be entitled to receive only that Base Salary earned but unpaid as of the date of termination.

9.             Non-Solicitation.

(a)           While employed by the Company as a Senior Advisor and for a period of two (2) years following the expiration of the Term of your employment or the effective date of your termination, you will not, without the Company’s prior written consent, directly or indirectly, (a) solicit or induce, or cause others to solicit or induce, any employees of the Company to leave the Company, or in any way modify their relationship with the Company, (b) hire or cause others to hire any employees of the Company, (c) encourage or assist in the hiring process of any employees of the Company or in the modification of any such employee’s relationship with the Company, or cause others to participate, encourage or assist in the hiring process of any employees of the Company.

(b)           In addition, while employed by the Company as a Senior Advisor and for a period of two (2) years following the expiration of the Term of your employment or the effective date of your termination, you agree you will not, directly or indirectly, solicit the trade or patronage of any clients or customers or any prospective clients or customers of the Company with respect to any investment banking or alternative investment products, services, trade secrets or other investment banking or alternative investment product matters in which the Company is active, which includes, but is not limited to, investment banking, hedge fund and private equity investments, sales and trading and/or research. This paragraph 9 shall survive expiration of the

Term and shall continue in full force and effect during your employment with the Company and thereafter as applicable.

10.           Non-Competition.  During your employment as a Senior Advisor and for a period of one (1) year following the expiration of the Term of your employment or the effective date of your termination, you may not, anywhere in the United States or elsewhere in the world, directly or indirectly, be employed by, assist or otherwise be affiliated with any Competitor of the Company. For purposes of this Agreement, “Competitor” of the Company shall mean any public or private investment banking or commercial banking firm, as well as any firm engaging in alternative investment strategies, including hedge fund and private equity fund investments, as well as any of such firms’ subsidiaries or controlled affiliates. This paragraph 10 shall survive expiration of the Term and shall continue in full force and effect during your employment with the Company and thereafter as applicable.

11.           Non-Disclosure of Confidential Information.  You will not at any time, whether during your employment or following the termination or expiration of your employment, for any reason whatsoever, and forever hereafter, directly or indirectly disclose or furnish to any firm, corporation or person, except as otherwise required by law, any confidential or proprietary information of the Company with respect to any respect of its operations or affairs. “Confidential or proprietary information” shall mean information generally unknown to the public to which you gain access by reason of your employment by the Company and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, salaries and employment benefits, and operational costs. This paragraph 11 shall survive expiration of the Term and shall continue in full force and effect during your employment with the Company and thereafter as applicable.

12.           Return of Company Property and Company Work Product.  All records, files, memoranda, reports, customer information, client lists, documents, equipment, and the like, relating to the business of the Company which you prepared or came into contact with while you were an employee of the Company, shall remain the sole property of the Company. You agree that on request by the Company, and in any event upon the termination of your employment, you shall turn over to the Company all documents, papers, or other material in your possession and under your control which may contain or be derived from confidential information, together with all documents, notes, or other work product which is connected with or derived from your services to the Company whether or not such material is in your possession. You agree you shall have no proprietary interest in any work product developed or used by you and arising out of employment by the Company. This paragraph 12 shall survive expiration of the Term and shall continue in full force and effect during your employment with the Company and thereafter as applicable.

13.           Remedies and Rights to Injunctive Relief.  In the event of a breach by you of your obligation under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. You acknowledge that the Company shall suffer irreparable harm in the event of a breach or prospective breach of paragraphs 9, 10, 11 and/or 12 hereof and monetary damages would not be adequate compensation. Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County. You waive the defense that a remedy at law would be adequate. This paragraph 13 shall survive expiration of the Term and shall continue in full force and effect during your employment with the Company and thereafter as applicable.

14.           Arbitration; Legal Fees.

(a)           Any and all disputes arising out of or relating to your employment or the termination of your employment with the Company, including any statutory claims based on alleged discrimination, will be submitted to and resolved exclusively by the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures. The arbitration shall be held in the City of New York. In agreeing to arbitrate your claims, you recognize that you are waiving your right to a trial in court and by a jury. The arbitration award shall be binding upon both parties, and judgment upon the award may be entered in a court of competent jurisdiction. The cost of such proceedings, including all filing and session fees, and all attorneys’ fees, shall be assessed in accordance with the AAA Rules or as otherwise determined by the arbitrator.

(b)           The arbitrators shall not have authority to amend, alter, modify, add to or subtract from the provisions hereof. The award of the arbitrators, in addition to granting the relief prescribed above and such other relief as the arbitrators may deem proper, may contain provisions commanding or restraining acts or conduct of the parties or their representatives and may further provide for the arbitrators to retain jurisdiction over this Agreement and the enforcement thereof. If either party shall deliberately default in appearing before the arbitrators, the arbitrators are empowered, nonetheless, to take the proof of the party appearing and render an award thereon.

(c)           This paragraph 14 shall survive expiration of the Term and shall continue in full force and effect during your employment with the Company and thereafter as applicable.

15.           Severability.  Should any provision herein be rendered or declared legally invalid or unenforceable by a court of competent jurisdiction or by the decision of an authorized governmental agency, such invalidation of such part shall not invalidate the remaining portions thereof.

16.           Other Agreements.  You represent and warrant that you are not a party to any agreement or bound by an obligation which would prohibit you from accepting and agreeing hereto or fully performing the obligations hereunder.

17.           Complete Agreement.  The provisions herein contain the entire agreement and understanding of the parties and fully supersede any and all prior agreements or understandings between them pertaining to the subject matter hereof, except for those provisions of the Executive Letter Agreement that must survive in order to carry out the intentions of the parties (such as the continuing rights under paragraphs 4 and 6 of the Executive Letter Agreement and your rights in respect of your CHRP Interest). There have been no representations, inducements, promises or agreements of any kind which have been made by either party, or by any person acting on behalf of either party, which are not embodied herein. The provisions hereof may not be changed or altered except in writing duly executed by you and a duly authorized agent of the Company.

18.           Applicable Law.  The interpretation and application of the terms herein shall be governed by the laws of the State of New York without regard to principles of conflict of laws.

19.           No Waiver.  Any failure by either party to exercise its rights to terminate this Agreement or to enforce any of its provisions shall not prejudice such party’s rights of termination or enforcement for any subsequent or further violations or defaults by the other party.

20.           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21.           Section 409A.  The Company or any of its applicable affiliates shall withhold from any amounts payable or provided under this Agreement such federal, state or local taxes as shall be required to be withheld under any applicable law or regulation and other required or applicable deductions. Except with respect to any payments or benefits which you may be entitled to under paragraph 4 of the Executive Letter Agreement, which shall be governed by the provisions contained therein, if and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company or any of its applicable affiliates in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate on the first to occur of the New Payment Date and thirty (30) days after the date of your death. For purposes of this

Agreement, each amount to be paid or benefit to be provided shall be construed as a separate payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor any of its applicable affiliates nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (a) in no event shall reimbursements to you under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that you shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (b) the amount of in-kind benefits that you are entitled to receive in any given calendar year shall not affect the in-kind benefits that you are entitled to receive in any other calendar year; (c) your right to such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall your entitlement to such reimbursements or such in-kind benefits apply later than your remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date). This Agreement is intended to comply with the provisions of Section 409A and shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, neither the Company nor any of its affiliates makes any representations or warrant and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of Section 409A.

22.           Assignment.  The rights and obligations of the Company under this Agreement will be transferable, and all of its covenants and agreements will be binding upon and be enforceable by its successors and assigns. You may not assign this offer of employment and the terms and conditions stated herein.

23.           Survivorship.  Upon the expiration or other termination of this Agreement or your employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

If you agree to the terms set forth in this Agreement please acknowledge your agreement by signing the signature line set forth below.

Sincerely,

LEXINGTONPARK PARENT CORP.

		By:	/s/ Christopher A. White
		Name:	Christopher A. White
		Title:	Vice President

		By:	/s/ Jeffrey Solomon
		Name:	Jeffrey Solomon
		Title:	President

AGREED AND ACCEPTED:

Signed:	/s/ David M. Malcolm
David M. Malcolm

Date:	June 3, 2009

Signature Page to Appendix A of Employment Letter of David Malcolm